Exhibit 4.1

WARRANT AGREEMENT

between

U.S. WELL SERVICES, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS WARRANT AGREEMENT (this “Agreement”), dated as of May 24, 2019, is by and between U.S. Well Services, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company entered into that certain Purchase Agreement (the “Purchase Agreement”), dated as of May 23, 2019, with the purchasers named therein (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell, and the Purchasers agreed to purchase, shares of preferred stock and warrants (the “Warrants”); and

WHEREAS, each Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), for the Warrant Price as described herein; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Purchasers entered into that certain Registration Rights Agreement relating to the Class A Common Stock; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. WARRANTS.

2.1 Form of Warrant. Each Warrant shall be physically certificated in the form annexed hereto as Exhibit A.

2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Physical certificates shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. TERMS AND EXERCISE OF WARRANTS.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Class A Common Stock stated therein (the “Warrant Entitlement”), at the price of $7.66 per share (the “Warrant Price”), subject to the adjustments provided in Section 4 hereof.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is six months and one day after the date of this Agreement and terminating at 5:00 p.m., New York City time, on the date that is six (6) years after such date (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Cashless Exercise. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised in whole or in part from time to time by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (a) the product of (i) the aggregate Warrant Entitlement of the Warrants subject to such surrender and exercise, multiplied by (ii) the difference between the Warrant Price and the “Fair Market Value”, as defined in this Section 3.3.1, by (b) the Fair Market Value. Solely for purposes of this Section 3.3.1, “Fair Market Value” means the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the second trading day prior to the date on which the notice of exercise is delivered by such holder to the Warrant Agent. The holder shall be responsible for any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for shares of Class A Common Stock and the issuance of such Class A Common Stock. For the avoidance of doubt, the Warrant shall only be exercisable on a “cashless” basis in accordance with this Section 3.1.1.

3.3.2 Issuance of Shares of Class A Common Stock on Exercise.

(a) As soon as practicable after the exercise of any Warrant pursuant to Section 3.3.1, the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Class A Common Stock to which it is entitled, registered in such name or names as may be directed by it, and if such Warrant shall not have been exercised in full, a countersigned Warrant for the number of shares of Class A Common Stock as to which such Warrant shall not have been exercised. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Class A Common Stock. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Class A Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Class A Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Class A Common Stock on the date on which the Warrant was surrendered, irrespective of the date of delivery of such certificate, except that, if the date of such surrender is a date when the share transfer books of the Company of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Class A Common Stock at the close of business on the next succeeding date on which the share transfer books are open.

4. ADJUSTMENTS.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the Warrant Entitlement shall be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of the Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than as described in subsection 4.1.1 above, then the Warrant Price shall be decreased, effective immediately after the effective date of such dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each share of Class A Common Stock in respect of such dividend.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the Warrant Entitlement shall be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

4.3 Adjustments in Warrant Price and Warrant Entitlement. Whenever the Warrant Entitlement is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Warrant Entitlement immediately prior to such adjustment, and (y) the denominator of which shall be the Warrant Entitlement immediately thereafter. Whenever the Warrant Price is adjusted as provided in subsection 4.1.2 above, the Warrant Entitlement shall be adjusted by multiplying such Warrant Entitlement immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Warrant Price immediately prior to such adjustment, and (y) the denominator of which shall be the Warrant Price immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had held a number of shares of Class A Common Stock equal to the aggregate then-applicable Warrant Entitlement of such Warrants immediately prior to such event (the “Alternative Issuance”) and the successor or purchasing entity, as the case may be, shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, however, that (i) if the holders of the Class A Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A Common Stock in such consolidation or merger, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Common Stock, (x) the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had held a number of shares of Class A Common Stock equal to the then-applicable Warrant Entitlement prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4 and (y) if the issuer(s) of the securities constituting the Alternative Issuance is not the Company, then the Company and such issuer(s) shall take such action so as to ensure the availability of Section 3(a)(9) under the Securities Act of 1933, as amended (the “Securities Act”) for any issuance of such securities upon exercise of the Warrants and the tacking of the “holding period” under Rule 144 under the Securities Act for the Warrants to such securities provided, further, that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Class A Common Stock shall be the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (2) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Common Stock consists exclusively of cash, the amount of such cash per share of Class A Common Stock, and (ii) in all other cases, the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Class A Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the Warrant Entitlement under Section 4, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the Warrant Entitlement, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the procedures in Section 4.8 (as applicable), the Company shall be responsible for any adjustments made to the Warrant Price or Warrant Entitlement. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.8, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Class A Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same Warrant Entitlement as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. TRANSFER AND EXCHANGE OF WARRANTS.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS.

6.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Class A Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4 DTC Undertaking. The Company shall use commercially reasonable efforts to exchange each holder’s Warrants for book-entry interests in a global Warrant at The Depositary Trust Company with an unrestricted CUSIP no later than the date that is 370 days from such Warrants’ issuance date (or such shorter period of time if permitted under the securities laws or if such Warrants are sold under Rule 144 or under a registration statement).

7. CONCERNING THE WARRANT AGENT AND OTHER MATTERS.

7.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Class A Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Class A Common Stock.

7.2 Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A Common Stock not later than the effective date of any such appointment.

7.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3 Fees and Expenses of Warrant Agent.

7.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4 Liability of Warrant Agent.

7.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Class A Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Class A Common Stock shall, when issued, be valid and fully paid and non-assessable.

7.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Class A Common Stock through the exercise of the Warrants.

7.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8. MISCELLANEOUS PROVISIONS.

8.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, or by e-mail with delivery receipt obtained, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

U.S. Well Services, Inc.

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

Email: MWolf@uswellservices.com

Attention: Mark D. Wolf, General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, or by e-mail with delivery receipt obtained, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Email: compliance@continentalstock.com

Attention: Compliance Department

8.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (a) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (b) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of more than seventy-five percent (75%) of the then outstanding Warrants.

8.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A	Form of Warrant Certificate

Exhibit B	Legend — Warrants

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill

Name:	Kyle O’Neill
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Farrell

Name:	Henry Farrell
Title:	Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number	Warrant Entitlement: [●]

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

U.S. WELL SERVICES, INC.

Incorporated Under the Laws of the State of Delaware

Warrant Certificate

This Warrant Certificate certifies that             , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of U.S. Well Services, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Class A Common Stock equal to the Warrant Entitlement at a price (the “Warrant Price”) as determined pursuant to the Warrant Agreement and through “cashless” exercise provisions set forth in Section 3.3.1 thereof, upon surrender of this Warrant Certificate at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

The initial Warrant Price per share of Class A Common Stock for any Warrant is equal to $7.66 per share; provided, however, that a Warrant may not be exercised for a fractional share. The Warrant Price and the Warrant Entitlement are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

U.S. WELL SERVICES, INC.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Class A Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of May 24, 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, at the principal corporate trust office of the Warrant Agent through the “cashless” exercise provisions as provided for in the Warrant Agreement. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Class A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Class A Common Stock of U.S. Well Services, Inc. (the “Company”) in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Class A Common Stock be registered in the name of _______________, whose address is _______________ and that such shares of Class A Common Stock be delivered to __________ whose address is __________. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of __________, whose address is _______________ and that such Warrant Certificate be delivered to _______________, whose address is _______________.

The Warrant may only be exercised on a “cashless” basis pursuant to Section 3.3.1 of the Warrant Agreement. Accordingly, (i) the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1 of the Warrant Agreement and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of _______________, whose address is _______________ and that such Warrant Certificate be delivered to _______________, whose address is _______________.

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”